Exhibit 19.1
Securities Trading Policy

Compliance with United States Securities
Laws and Security Trading: Securities Trading Policy

General
Sirius XM Holdings Inc. and its subsidiaries (collectively, “SiriusXM” or the “Corporation”), their directors, officers, employees, contractors and consultants (collectively, “SiriusXM Personnel”), and “immediate family members” of SiriusXM Personnel (together with SiriusXM Personnel, collectively referred to as “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.
Federal securities laws prohibit trading in the securities of a company while aware of material non-public “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they trade or retain the securities to which such inside information relates. This includes any communication providing insider information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. In the normal course of business, SiriusXM Personnel may come into possession of material inside information concerning the Corporation, its industry, transactions in which the Corporation proposes to engage, suppliers, vendors, automakers and/or customers, or other entities with which the Corporation does business. Therefore, the Corporation has established this Securities Trading Policy (this “Policy”) with respect to trading in its securities or securities of another company. Any violation of this Policy could subject SiriusXM Personnel to disciplinary action, up to and including termination.
This Policy concerns compliance as it pertains to the disclosure of material inside information regarding the Corporation or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Corporation’s policy that Insiders exercise judgment so as to avoid even the appearance of impropriety.
The matters set forth in this Policy are guidelines only and are not intended to replace an individual’s responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Any specific questions regarding this Policy or applicable law should be directed to Sirius XM’s General Counsel.
Certain capitalized terms used in this Policy have the meanings set forth in the Definitions section of this Policy.
Statement of Policy
No Insider may trade in the Corporation’s securities at any time when the Insider has Material Non-Public Information concerning the Corporation. It is the responsibility of the

Insider to be certain that he or she does not have material Non-Public Information when determining to trade.
No Insider may trade in the securities of another company at any time when the Insider has Material Non-Public Information about that company or its industry, including any of the Corporation’s suppliers, vendors and/or customers, when that information, in whole or in part, was obtained as a result of the Insider’s employment or relationship to the Corporation.
No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trade recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.
No Insider who receives or has access to the Corporation’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions on social media platforms, blogs or online forums) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized to do so by the Chief Executive Officer. If any SiriusXM Personnel comments on corporate developments, stock price movements or rumors or discloses Material Non-Public Information to a third party, they must contact Sirius XM’s General Counsel immediately.
Any Insider receiving inquiries concerning the Corporation from the media or inquiries from securities analysts or other members of the financial community must refer such inquiries, without comment, to the Corporation’s Investor Relations Department.
Insiders may only trade in the Corporation’s securities during the four “Window Periods” (as described below) that occur each fiscal year.
Insiders may not, whether or not they possess Material Non-Public Information, trade in options, warrants, puts and calls or similar instruments on the Corporation’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day trading”) that is intended or may appear to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Corporation and its security holders or otherwise give the appearance of impropriety. Further, no Insiders may engage in transactions in publicly-traded derivative securities, such as options, puts, calls and other derivative securities based on the value of the Corporation’s securities, including any hedging, monetization or similar transactions designed to decrease the risks associated with holding the Corporation’s securities, such as zero-cost collars and forward sales contracts.
Insiders who have a managed account (where another person has been given discretion or authority to trade without such Insider’s prior approval) should advise the broker or investment advisor not to trade in the Corporation’s securities at any time.

For all Insiders, this Policy continues in effect until the opening of the first Window Period after termination of employment or other relationship with the Corporation, except that the pre-clearance requirements set forth in this Policy continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person.
Certain Exceptions
The prohibition on trading in the Corporation’s securities set forth above does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole
•beneficiary during your lifetime).
•The exercise of stock options under our stock plans (including any net-settled stock option exercises); however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
•The exercise of a tax withholding right pursuant to which an individual elects (or the Corporation mandates) to have the Corporation withhold shares subject to an option or other equity-based security to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved in writing by the Corporation.
•The purchase of stock through the Corporation’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•Trading in mutual funds and Exchange Traded Funds (ETFs) holding the Corporation’s securities at any time, that are either based on broad indexes, such as Standard & Poor’s, or on targeted sectors with portfolio holdings of at least 30 or more companies.
Definitions
Immediate Family Members. “Immediate family members” include a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law, as well as stepchildren, stepparents and any person, other than a tenant or employee, who shares a household with Sirius XM Personnel. Sirius XM Personnel are responsible for the transactions of their Immediate Family Members and therefore should make them aware of the need to confer with you before they trade in the Corporation’s securities or securities of the companies we do business with.
Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to trade or retain a security. The information may concern the Corporation or another company and may be positive or negative. In addition, material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. SiriusXM Personnel should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information could include, but are not limited to:
•dividend information or the changing of dividend policies;
•earnings results, estimates and guidance on earnings and confirmations of or changes to previously released earnings results, estimates or guidance;
•financial projections;
•a merger, acquisition, tender offer, sale of assets, disposition or divestiture proposal or agreement;
•impending bankruptcy or financial liquidity problems;
•investments, joint ventures or changes in assets;
•new securities offerings or significant news relating to securities offerings or other events involving the Corporation’s securities;
•acquisition, refinancing or repayment of significant debts or defaults on debt;
•the gain or loss of a significant customer or material changes in sales;
•changes in senior management or other key personnel;
•a significant disruption in the Corporation’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and
•information technology infrastructure and cybersecurity and privacy incidents or events;
•any violation or possible violation of material laws or regulations in any domestic or foreign jurisdiction;
•restructuring, layoffs or furloughs;
•government investigations, significant lawsuits or settlements;
•significant write-offs; and
•changes in, or disagreements with, auditors or notifications that the Corporation may no longer rely on such firm’s report.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.
Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied.
First, the information must have been widely disseminated by the Corporation. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Corporation (i) in a press release distributed through a widely disseminated news or wire service, (ii) a publicly available filing made with the SEC or (iii) another manner compliant with Regulation FD.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of the information about the Corporation, must be made by the Corporation. In other words, the fact that rumors, speculation or statements attributed to unidentified sources are public is NOT sufficient to be considered widely disseminated even when the rumors, speculation or statements are accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. Generally, it is reasonable to consider information fully absorbed after the closing of the first full trading day on The NASDAQ Global Select Market that follows the day on which the information is disseminated in a national news medium or disclosed in a manner compliant with Regulation FD, including in a filing with the SEC.
Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Corporation’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
Pre-clearance of Trades and Other Procedures
Members of the Board of Directors of the Corporation, “officers” of the Corporation (as defined under Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Persons”)), officers with the rank of Senior Vice President and above, certain designated employees that report to Section 16 Persons, certain designated employees involved in the Corporation’s financial, accounting, legal, human resources and business information groups and Immediate Family Members of any of such persons and trusts, corporations and other entities controlled by any of such persons (collectively, “Permanent Restricted Persons”) as well as certain other persons as described in this Policy must obtain the advance approval of Sirius XM’s General Counsel or the General Counsel’s designee before effecting transactions in the Corporation’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which the individual exercises control or one in which the individual has a beneficial interest.
From time to time, the Corporation will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements if the Corporation believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements of this Policy unless otherwise notified in writing by Sirius XM’s General Counsel or the General Counsel’s designee.
Permanent Restricted Persons and Other Restricted Persons must submit a request for pre-clearance to the Sirius XM’s General Counsel or the General Counsel’s designee at least two business days in advance of the proposed transaction by sending an email to pre-approval@siriusxm.com. Each request for pre-clearance should indicate the number of securities to be traded, the type of transaction proposed, the timing of the proposed transactions and any other relevant information. Any approval by Sirius XM’s General Counsel must be in writing. Approval for transactions in the Corporation’s securities will generally be granted only during a Window Period (as defined below) and the transaction may only be performed during the period specified in the approval. Notwithstanding receipt of pre-clearance, Permanent Restricted Persons and Other Restricted Persons must not trade in Corporation Securities if they subsequently become aware of Material Non-Public Information. Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
Trading Windows
The Corporation has established four “windows” of time during which requests for approval may be submitted and transactions may be performed (“Window Periods”). Each Window Period will begin on the second trading day on The NASDAQ Global Select Market after the Corporation has filed its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q for the prior fiscal year or quarter, as applicable.
That same Window Period will close on the second to last Friday of the last month of the then current fiscal quarter. After the close of the Window Period, Permanent Restricted Persons and Other Restricted Persons may not trade in the Corporation’s securities. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, Insiders may not trade in the Corporation’s securities. Anyone with doubts about whether they can trade or not must consult Sirius XM’s General Counsel.
From time to time, the Corporation may require that directors, officers, selected employees and/or others suspend trading in the Corporation’s securities, including during a Window Period, notwithstanding anything else contained in this Policy, because of developments that have not yet been disclosed to the public. If the Corporation declares a blackout to which you are subject, then a member of the Legal Department will notify you when the blackout begins and when it ends. All those affected and notified of the suspension shall not trade in the Corporation’s securities while the suspension is in effect, and shall not disclose to others that the Corporation has suspended trading for certain individuals. Though these blackouts generally will arise because the Corporation is involved in a highly-sensitive transaction, they may be declared for any reason. If the Corporation declares a blackout which applies to any SiriusXM Personnel, a member of the Corporation’s legal department will notify such SiriusXM Personnel when the blackout begins and when it ends.
The Corporation will post on its intranet site at the beginning of each year a schedule listing the expected Window Periods for that year. The Corporation’s delivery or nondelivery of such schedule (or other communication) does not relieve you of your obligation to only trade in the Corporation’s securities in full compliance with this Policy.
Those subject to the Window Periods or a suspension may request a hardship exemption for periods outside the Window Periods or during a suspension, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to Sirius XM’s General Counsel or the General Counsel’s designee.
10b5-1 Plans and Other Trading Plans
A 10b5-1 trading plan is a binding, written contract between Insiders and their brokers that specifies the price, amount, and date of trades to be executed in the Insiders’ accounts in the future, or provides a formula or mechanism that the Insiders’ brokers will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when an Insider does not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit anyone to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Unless such requirement is waived or modified by Sirius XM’s General Counsel or the General Counsel’s designee in his or her sole discretion, or as otherwise required by applicable law, (i) Insiders should not trade in the Corporation’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect and (ii) a 10b5-1 trading plan adopted or modified by a Section 16 Person should not permit any trades to occur until expiration of the cooling-off period mandated by Rule 10b5-1(c)(1)(ii)(B) of the Exchange Act.
Each Insider must pre-clear with Sirius XM’s General Counsel any proposed trading plan, including 10b5-1 trading plans, prior to the adoption of such plan. Each Insider must also pre-clear with Sirius XM’s General Counsel or the General Counsel’s designee any proposed modification or termination of an existing trading plan, including 10b5-1 trading plans, prior to the modification or termination of such plan. The Corporation reserves the right to withhold pre-clearance of the adoption, modification or termination of any trading plan that the Corporation determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan.

Margin Accounts and Pledges
No SiriusXM Personnel, whether or not in possession of Material Non-Public Information, may purchase the Corporation’s securities on margin, or borrow against any account in which the Corporation’s securities are held, or pledge the Corporation’s securities as collateral for a loan.
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if an individual purchases securities on margin or pledges them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when such individual is aware of Material Non-Public Information or otherwise is not permitted to trade in our securities. The sale, even though not initiated at such individual’s request, is still a sale for such individual’s benefit and may subject the individual to liability under the insider trading rules if made at a time when the individual is aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which an individual has pledged stock as collateral.
Potential Criminal and Civil Liability and/or Disciplinary Action
Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Corporation has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor”. Insiders can never, whether or not during a Window Period and whether or not pre-clearance has been obtained, trade securities on the basis of Material Non-Public Information.
SiriusXM Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the SiriusXM Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Anyone with questions concerning this Policy or its application should contact Sirius XM’s General Counsel at (212) 584-5180. Any violation or perceived violation should be reported immediately to Sirius XM’s General Counsel.
Confidentiality
No SiriusXM Personnel should disclose any Non-Public Information to non-SiriusXM Personnel (including to family members), except when such disclosure is needed to carry out the Corporation’s business and then only when the SiriusXM Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with suppliers, vendors, OEMs and/or customers or when such persons are subject to contractual confidentiality restrictions).

When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. SiriusXM Personnel should disclose Non-Public Information to other SiriusXM Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written Non-Public Information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information, or otherwise accessible by persons not entitled to the information, and Non-Public Information should not be discussed with any person within the Corporation under circumstances where it could be overheard.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Corporation that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Corporation by a duly designated officer. Accordingly, SiriusXM Personnel should not respond to any such inquiries and should refer all such inquiries to the Corporation’s Investor Relations Department.
Neither this Policy nor any policy of the Corporation, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former Insiders, should be deemed to restrict any current or former Insider from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (1) in each case such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former Insider through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Corporation to be consistent with the foregoing.
Legal Effect of this Policy
This Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY
We ask that you acknowledge that you have received, read and agree to abide by this Securities Trading Policy. The Corporation may ask you to re-submit this acknowledgement on an annual basis or whenever the Securities Trading Policy is significantly updated.
By my signature below, I acknowledge that I have read and received the Corporation’s Securities Trading Policy.
Signature:
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